Exhibit 99.1

PRESS RELEASE

CONTACT:	Brenda Roncarati
Monterey County Bank Marketing Director
(831) 642-6070, Ext. 106
brenda@montereycountybank.com

NORTHERN CALIFORNIA BANCORP, INC. RECOGNIZES $804,000

PRE-TAX INCOME FROM VISA, INC IPO

MONTEREY, Calif. – April 10, 2008 –Northern California Bancorp, Inc.’s and its wholly owned subsidiary Monterey County Bank announced today that due to its membership in the Visa USA network, first quarter 2008 pre-tax earnings will be increased approximately $694,000 as a result of its equity interest in Visa, Inc.’s recent initial public offering.  In addition, the Company expects to reverse approximately $110,000 of indemnification liabilities related to Visa litigation established in the fourth quarter 2007.  As a result the Company’s first quarter 2008 results are expected to benefit from these events by approximately $442,000 after-tax.

FORWARD-LOOKING STATEMENTS This news release contains forward-looking  statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business; and (8) unknown economic impacts caused by the State of California’s budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses.  Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.

Monterey County Bank was chartered by the California State Banking Department in August 1976, and first opened its doors for business in May 1977. Monterey County Bank has four branches located primarily on the Monterey Peninsula and serves all of Monterey County with Small Business Administration (SBA), merchant card services, mortgage and construction lending programs, specializing in small business banking. Monterey County Bank can approve SBA loans in-house, resulting in a much faster turnaround for small businesses obtaining SBA financing. Because Monterey County Bank is locally owned and managed, all decisions, including loan approvals are made in the local office.  For more information call 649-4600.

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